Exhibit 99.1

Cable One Reports First Quarter 2020 Results

May 11, 2020 – Phoenix, Arizona – (BUSINESS WIRE) – Cable One, Inc. (NYSE: CABO) (the “Company” or “Cable One”) today reported financial and operating results for the quarter ended March 31, 2020.

Cable One completed the acquisition of Clearwave Communications (“Clearwave”) on January 8, 2019 and the acquisition of Fidelity Communications Co.’s data, video and voice business and certain related assets (collectively, “Fidelity”) on October 1, 2019. The results discussed below and presented in the tables within this press release include Clearwave and Fidelity operations for the periods since the completion of their respective acquisitions.

First Quarter 2020 Highlights:

●

Total revenues were $321.2 million in the first quarter of 2020 compared to $278.6 million in the first quarter of 2019, an increase of 15.3%. Residential data revenues increased 19.4% and business services revenues increased 22.7% year-over-year.

●

Net income was $69.3 million in the first quarter of 2020, an increase of 79.0% year-over-year. Adjusted EBITDA(1) was $157.7 million, an increase of 18.5% year-over-year. Net profit margin was 21.6% and Adjusted EBITDA margin(1) was 49.1%.

●

Net cash provided by operating activities was $118.5 million in the first quarter of 2020, an increase of 13.5% year-over-year. Adjusted EBITDA less capital expenditures(1) was $93.0 million in the first quarter of 2020 compared to $86.5 million in the first quarter of 2019.

●

Residential data primary service units (“PSUs”) grew by over 102,000, or 16.7%, year-over-year and by nearly 19,000, or 2.7%, sequentially. Business services PSUs grew by nearly 18,000, or 16.1%, year-over-year.

●

In an effort to help ease the financial burden and provide continued connectivity for its customers and communities impacted by the COVID-19 pandemic, beginning in March 2020, the Company initially committed to do the following for 60 days under the Federal Communication Commission’s Keep Americans Connected Pledge: waive late charges and suspend disconnection of data services for residential and business customers who are unable to pay their bill due to disruptions caused by the pandemic and open free Wi-Fi hotspots in local office parking lots and other public areas across its footprint for public use, which are now in place at more than 140 locations. These commitments are currently scheduled to continue through June 30, 2020.

●

Other actions taken by the Company beginning in March 2020 to assist customers and the communities it serves during the COVID-19 pandemic included discontinuing charging data overage fees; offering a low-cost 15 Megabit per second (“Mbps”) residential data plan for $10 per month through June 30, 2020 to help low-income families and those impacted by the pandemic, such as seniors and college students; donating $300,000 to support community relief efforts, evenly divided between the Meals on Wheels America COVID-19 Response Fund and local food banks in Cable One markets; and supporting various other local relief efforts.

(1) Adjusted EBITDA, Adjusted EBITDA margin and Adjusted EBITDA less capital expenditures are defined in the section of this press release entitled “Use of Non-GAAP Financial Measures.” Adjusted EBITDA and Adjusted EBITDA less capital expenditures are reconciled to net income, Adjusted EBITDA margin is reconciled to net profit margin and Adjusted EBITDA less capital expenditures is also reconciled to net cash provided by operating activities. Refer to the “Reconciliations of Non-GAAP Measures” tables within this press release.

First Quarter 2020 Financial Results Compared to First Quarter 2019

Revenues increased $42.6 million, or 15.3%, to $321.2 million for the first quarter of 2020, including $32.1 million from Fidelity operations. The remaining increase was driven primarily by organic residential data and business services revenue growth, partially offset by a decrease in organic residential video revenues. For the first quarter of 2020 and 2019, residential data revenues comprised 48.3% and 46.6% of total revenues and business services revenues comprised 18.0% and 16.9% of total revenues, respectively. The impact of certain actions taken by the Company in response to the COVID-19 pandemic, including the discontinuation of data overage fees, waiving of late charges and offering of a low-cost 15 Mbps residential data plan, on residential and business services revenues was immaterial in the first quarter of 2020.

Operating expenses (excluding depreciation and amortization) were $105.9 million in the first quarter of 2020 compared to $94.5 million in the first quarter of 2019. Operating expenses as a percentage of revenues were 33.0% for the first quarter of 2020 compared to 33.9% for the year-ago quarter. The increase in operating expenses was primarily attributable to $11.0 million of additional expenses related to Fidelity operations. Operating expenses for the first quarter of 2020 reflect immaterial increases in labor costs and other operating expenses as a result of the COVID-19 pandemic.

Selling, general and administrative expenses were $62.9 million for the first quarter of 2020 and increased $1.4 million, or 2.3%, compared to the first quarter of 2019. Selling, general and administrative expenses as a percentage of revenues were 19.6% and 22.1% for the first quarter of 2020 and 2019, respectively. The increase in selling, general and administrative expenses was primarily attributable to $6.3 million of additional expenses related to Fidelity operations, partially offset by decreases of $3.2 million in acquisition-related costs and $1.5 million in health insurance costs. Selling, general and administrative expenses for the first quarter of 2020 reflect $0.8 million of additional expenses primarily attributable to increases in bad debt expense estimates, labor costs and community relief donations resulting from the COVID-19 pandemic.

Depreciation and amortization expense was $65.3 million for the first quarter of 2020, including $10.8 million attributable to Fidelity operations, and increased $11.4 million, or 21.2%, compared to the first quarter of 2019. As a percentage of revenues, depreciation and amortization expense was 20.3% for the first quarter of 2020 compared to 19.3% for the first quarter of 2019.

The Company recognized a $5.6 million net gain on asset sales and disposals during the first quarter of 2020, which included a $6.6 million non-cash gain on the sale of certain tower properties. The Company recognized a $1.1 million net loss on asset sales and disposals in the first quarter of 2019, which included a $1.6 million gain on the sale of a non-operating property.

Interest expense increased $0.6 million, or 3.2%, to $18.7 million, driven primarily by additional outstanding debt and interest rate swap settlements, partially offset by lower interest rates.

Other income of $1.7 million and $1.8 million in the first quarter of 2020 and 2019, respectively, consisted primarily of interest and investment income.

Income tax provision was $6.5 million in the first quarter of 2020 compared to $12.7 million in the prior year quarter. The effective tax rate was 8.5% and 24.6% for the first quarter of 2020 and 2019, respectively. The decrease in the effective tax rate was due primarily to a $7.0 million income tax benefit attributable to the net operating loss carryback provision of the Coronavirus Aid, Relief, and Economic Security Act enacted in response to the COVID-19 pandemic, a $4.2 million increase in income tax benefits attributable to equity-based compensation awards and a $1.1 million decrease in income tax expenses attributable to state effective tax rate changes.

Net income was $69.3 million in the first quarter of 2020 compared to $38.7 million in the prior year quarter.

Adjusted EBITDA was $157.7 million and $133.1 million for the first quarter of 2020 and 2019, respectively, an increase of 18.5%. Capital expenditures for the first quarter of 2020 totaled $64.8 million, including capital expenditures for Fidelity operations, compared to $46.6 million for the first quarter of 2019. Adjusted EBITDA less capital expenditures for the first quarter of 2020 was $93.0 million compared to $86.5 million in the prior year quarter. Adjusted EBITDA and Adjusted EBITDA margin were negatively impacted to a small extent in the first quarter of 2020 as a result of the Company’s responses to the COVID-19 pandemic, primarily from the increased expenses noted above.

Anticipated COVID-19 Impacts on Second Quarter 2020

The Company anticipates a larger-than-usual quarterly increase in new residential data customers and resulting revenues in the second quarter of 2020 stemming from the COVID-19 pandemic, offset by lower data overage fees, late charges and reconnect fees resulting from the Company’s actions in response to the pandemic as well as a negative impact on advertising and business services revenues resulting from the pandemic. In addition, the Company expects to incur higher labor, bad debt and other expenses for the second quarter of 2020 as a result of the pandemic and the Company’s associated response efforts.

The Company continues to monitor the rapidly evolving situation caused by the COVID-19 pandemic, and it may take further actions required by governmental authorities or that it determines are prudent to support the well-being of its associates, customers, suppliers, business partners and others. The degree to which the COVID-19 pandemic impacts the Company’s operations, business, financial results and financial condition will depend on future developments, which are highly uncertain, continuously evolving and cannot be predicted. This includes, but is not limited to, the duration and spread of the pandemic, its severity, the actions to contain the virus or treat its impact and how quickly and to what extent normal economic and operating conditions can resume.

Accordingly, the Company’s results and financial condition discussed herein may not be indicative of its future results and trends. Refer to the section entitled “Risks Factors” in the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2020 (the “First Quarter 2020 Form 10-Q”) for additional risks the Company faces due to the COVID-19 pandemic.

Liquidity and Capital Resources

At March 31, 2020, the Company had $241.9 million of cash and cash equivalents on hand compared to $125.3 million at December 31, 2019. The Company’s debt balance was $1.9 billion and $1.8 billion at March 31, 2020 and December 31, 2019, respectively. The Company borrowed $100.0 million under its revolving credit facility during the first quarter of 2020 for general corporate purposes, including for potential and completed small acquisitions and investments, with $221.3 million remaining available for borrowing as of March 31, 2020.

The Company paid $12.8 million in dividends to stockholders during the first quarter of 2020.

Conference Call

Cable One will host a conference call with the financial community to discuss results for the first quarter 2020 on Monday, May 11, 2020, at 5 p.m. Eastern Time (ET).

Stockholders, analysts and other interested parties may register for the conference in advance at http://dpregister.com/10142455. Those unable to pre-register may join the call via the live audio webcast on the Cable One Investor Relations website or by dialing 1-844-378-6483 (Canada: 1-855-669-9657/International: 1-412-542-4178) shortly before 5 p.m. ET.

A replay of the call will be available from Monday, May 11, 2020 until Monday, May 25, 2020 on the Cable One Investor Relations website.

Additional Information Available on Website

The information in this press release should be read in conjunction with the condensed consolidated financial statements and notes thereto contained in the First Quarter 2020 Form 10-Q, which will be posted on the “SEC Filings” section of the Cable One Investor Relations website at ir.cableone.net when it is filed with the Securities and Exchange Commission (the “SEC”). Investors and others interested in more information about Cable One should consult the Company’s website, which is regularly updated with financial and other important information about the Company.

Use of Non-GAAP Financial Measures

The Company uses certain measures that are not defined by generally accepted accounting principles in the United States (“GAAP”) to evaluate various aspects of its business. Adjusted EBITDA, Adjusted EBITDA margin, Adjusted EBITDA less capital expenditures and capital expenditures as a percentage of Adjusted EBITDA are non-GAAP financial measures and should be considered in addition to, not as superior to, or as a substitute for, net income, net profit margin, net cash provided by operating activities or capital expenditures as a percentage of net income reported in accordance with GAAP. Adjusted EBITDA and Adjusted EBITDA less capital expenditures are reconciled to net income, Adjusted EBITDA margin is reconciled to net profit margin and capital expenditures as a percentage of Adjusted EBITDA is reconciled to capital expenditures as a percentage of net income. Adjusted EBITDA less capital expenditures is also reconciled to net cash provided by operating activities. These reconciliations are included in the “Reconciliations of Non-GAAP Measures” tables within this press release.

“Adjusted EBITDA” is defined as net income plus interest expense, income tax provision, depreciation and amortization, equity-based compensation, severance expense, (gain) loss on deferred compensation, acquisition-related costs, (gain) loss on asset sales and disposals, system conversion costs, rebranding costs, other (income) expense and other unusual expenses, as provided in the “Reconciliations of Non-GAAP Measures” tables within this press release. As such, it eliminates the significant non-cash depreciation and amortization expense that results from the capital-intensive nature of the Company’s business as well as other non-cash or special items and is unaffected by the Company’s capital structure or investment activities. This measure is limited in that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues and the Company’s cash cost of debt financing. These costs are evaluated through other financial measures.

“Adjusted EBITDA margin” is defined as Adjusted EBITDA divided by total revenues.

“Adjusted EBITDA less capital expenditures,” when used as a liquidity measure, is calculated as net cash provided by operating activities excluding the impact of capital expenditures, interest expense, income tax provision, changes in operating assets and liabilities, change in deferred income taxes and other unusual expenses, as provided in the “Reconciliations of Non-GAAP Measures” tables within this press release.

“Capital expenditures as a percentage of Adjusted EBITDA” is defined as capital expenditures divided by Adjusted EBITDA.

The Company uses Adjusted EBITDA, Adjusted EBITDA margin, Adjusted EBITDA less capital expenditures and capital expenditures as a percentage of Adjusted EBITDA to assess its performance, and it also uses Adjusted EBITDA less capital expenditures as an indicator of its ability to fund operations and make additional investments with internally generated funds. In addition, Adjusted EBITDA generally correlates to the measure used in the leverage ratio calculations under the Company’s credit facilities to determine compliance with the covenants contained in the Company’s credit agreement. Adjusted EBITDA and capital expenditures are also significant performance measures used by the Company in its annual incentive compensation program. Adjusted EBITDA does not take into account cash used for mandatory debt service requirements or other non-discretionary expenditures, and thus does not represent residual funds available for discretionary uses.

The Company believes Adjusted EBITDA, Adjusted EBITDA margin and capital expenditures as a percentage of Adjusted EBITDA are useful to investors in evaluating the operating performance of the Company. The Company believes that Adjusted EBITDA less capital expenditures is useful to investors as it shows the Company’s performance while taking into account cash outflows for capital expenditures and is one of several indicators of the Company’s ability to service debt, make investments and/or return capital to its stockholders.

Adjusted EBITDA, Adjusted EBITDA margin, Adjusted EBITDA less capital expenditures, capital expenditures as a percentage of Adjusted EBITDA and similar measures with similar titles are common measures used by investors, analysts and peers to compare performance in the Company’s industry, although the Company’s measures of Adjusted EBITDA, Adjusted EBITDA margin, Adjusted EBITDA less capital expenditures and capital expenditures as a percentage of Adjusted EBITDA may not be directly comparable to similarly titled measures reported by other companies.

About Cable One

Cable One, Inc. (NYSE: CABO) is a leading broadband communications provider serving more than 900,000 residential and business customers in 21 states through its Sparklight® and Clearwave brands. Sparklight provides consumers with a wide array of connectivity and entertainment services, including high-speed internet and advanced Wi-Fi solutions, cable television and phone service. Sparklight Business and Clearwave provide scalable and cost-effective products for businesses ranging in size from small to mid-market, in addition to enterprise, wholesale and carrier customers.

Contacts

Trish Niemann	Steven Cochran
Senior Director, Corporate Communications	Senior Vice President and Chief Financial Officer
602-364-6372	investor_relations@cableone.biz
patricia.niemann@cableone.biz

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This communication may contain “forward-looking statements” that involve risks and uncertainties. These statements can be identified by the fact that they do not relate strictly to historical or current facts, but rather are based on current expectations, estimates, assumptions and projections about the Company’s industry, business, strategy, dividend policy, financial results and financial condition as well as anticipated impacts from the COVID-19 pandemic on the Company and future responses. Forward-looking statements often include words such as “will,” “should,” “anticipates,” “estimates,” “expects,” “projects,” “intends,” “plans,” “believes” and words and terms of similar substance in connection with discussions of future operating or financial performance. As with any projection or forecast, forward-looking statements are inherently susceptible to uncertainty and changes in circumstances. The Company’s actual results may vary materially from those expressed or implied in its forward-looking statements. Accordingly, undue reliance should not be placed on any forward-looking statement made by the Company or on its behalf. Important factors that could cause the Company’s actual results to differ materially from those in its forward-looking statements include government regulation, economic, strategic, political and social conditions and the following factors, which are discussed in the Company’s latest Annual Report on Form 10-K and the First Quarter 2020 Form 10-Q as filed with the SEC:

●	the duration and severity of the COVID-19 pandemic and its effects on the Company’s business, financial condition, results of operations and cash flows;
●	rising levels of competition from historical and new entrants in the Company’s markets;
●	recent and future changes in technology;
●	the Company’s ability to continue to grow its business services products;
●	increases in programming costs and retransmission fees;
●	the Company’s ability to obtain hardware, software and operational support from vendors;
●	the effects of any acquisitions and strategic investments by the Company;
●	risks that the Company’s rebranding may not produce the benefits expected;
●	damage to the Company’s reputation or brand image;
●	risks that the implementation of the Company’s new enterprise resource planning system disrupts business operations;
●	adverse economic conditions;
●	the integrity and security of the Company’s network and information systems;
●	the impact of possible security breaches and other disruptions, including cyber-attacks;
●	the Company’s failure to obtain necessary intellectual and proprietary rights to operate its business and the risk of intellectual property claims and litigation against the Company;
●	the Company’s ability to retain key employees;
●	legislative or regulatory efforts to impose network neutrality and other new requirements on the Company’s data services;
●	additional regulation of the Company’s video and voice services;
●	the Company’s ability to renew cable system franchises;
●	increases in pole attachment costs;
●	changes in local governmental franchising authority and broadcast carriage regulations;
●	the potential adverse effect of the Company’s level of indebtedness on its business, financial condition or results of operations and cash flows;
●	the restrictions the terms of the Company’s indebtedness place on its business and corporate actions;
●	the possibility that interest rates will rise, causing the Company’s obligations to service its variable rate indebtedness to increase significantly;
●	the Company’s ability to incur future indebtedness;
●	fluctuations in the Company’s stock price;
●	the Company’s ability to continue to pay dividends;
●	dilution from equity awards and potential stock issuances in connection with acquisitions and strategic investments;
●	provisions in the Company’s charter, by-laws and Delaware law that could discourage takeovers; and
●

the other risks and uncertainties detailed from time to time in the Company’s filings with the SEC, including but not limited to its latest Annual Report on Form 10-K and the First Quarter 2020 Form 10-Q as filed with the SEC.

Any forward-looking statements made by the Company in this communication speak only as of the date on which they are made. The Company is under no obligation, and expressly disclaims any obligation, except as required by law, to update or alter its forward-looking statements, whether as a result of new information, subsequent events or otherwise.

CABLE ONE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(Unaudited)

	Three Months Ended March 31,
(dollars in thousands, except per share data)	2020	2019	$ Change	% Change
Revenues:
Residential data	$154,990	$129,812	$25,178	19.4%
Residential video	85,322	83,802	1,520	1.8%
Residential voice	12,427	9,624	2,803	29.1%
Business services	57,862	47,143	10,719	22.7%
Other	10,595	8,224	2,371	28.8%
Total Revenues	321,196	278,605	42,591	15.3%
Costs and Expenses:
Operating (excluding depreciation and amortization)	105,928	94,518	11,410	12.1%
Selling, general and administrative	62,884	61,443	1,441	2.3%
Depreciation and amortization	65,279	53,844	11,435	21.2%
(Gain) loss on asset sales and disposals, net	(5,621)	1,103	(6,724)	NM
Total Costs and Expenses	228,470	210,908	17,562	8.3%
Income from operations	92,726	67,697	25,029	37.0%
Interest expense	(18,674)	(18,096)	(578)	3.2%
Other income, net	1,734	1,802	(68)	(3.8)%
Income before income taxes	75,786	51,403	24,383	47.4%
Income tax provision	6,460	12,664	(6,204)	(49.0)%
Net income	$69,326	$38,739	$30,587	79.0%

Net Income per Common Share:
Basic	$12.17	$6.83	$5.34	78.2%
Diluted	$12.05	$6.78	$5.27	77.7%
Weighted Average Common Shares Outstanding:
Basic	5,697,904	5,674,120	23,784	0.4%
Diluted	5,755,059	5,716,585	38,474	0.7%

Unrealized loss on cash flow hedges and other, net of tax	$(84,625)	$(29,069)	$(55,556)	191.1%
Comprehensive income (loss)	$(15,299)	$9,670	$(24,969)	NM

NM = Not meaningful.

CABLE ONE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(dollars in thousands, except par values)	March 31, 2020	December 31, 2019
Assets
Current Assets:
Cash and cash equivalents	$241,894	$125,271
Accounts receivable, net	35,386	38,452
Income taxes receivable	16,028	2,146
Prepaid and other current assets	24,476	15,619
Total Current Assets	317,784	181,488
Property, plant and equipment, net	1,210,306	1,201,271
Intangible assets, net	1,301,228	1,312,381
Goodwill	429,597	429,597
Other noncurrent assets	39,444	27,094
Total Assets	$3,298,359	$3,151,831

Liabilities and Stockholders' Equity
Current Liabilities:
Accounts payable and accrued liabilities	$131,119	$136,993
Deferred revenue	24,886	23,640
Current portion of long-term debt	28,935	28,909
Total Current Liabilities	184,940	189,542
Long-term debt	1,805,700	1,711,937
Deferred income taxes	295,732	303,314
Interest rate swap liability	175,524	78,612
Other noncurrent liabilities	25,572	26,857
Total Liabilities	2,487,468	2,310,262

Stockholders' Equity
Preferred stock ($0.01 par value; 4,000,000 shares authorized; none issued or outstanding)	-	-
Common stock ($0.01 par value; 40,000,000 shares authorized; 5,887,899 shares issued; and 5,724,857 and 5,715,377 shares outstanding as of March 31, 2020 and December 31, 2019, respectively)	59	59
Additional paid-in capital	54,419	51,198
Retained earnings	1,036,877	980,355
Accumulated other comprehensive loss	(152,783)	(68,158)
Treasury stock, at cost (163,042 and 172,522 shares held as of March 31, 2020 and December 31, 2019, respectively)	(127,681)	(121,885)
Total Stockholders' Equity	810,891	841,569
Total Liabilities and Stockholders' Equity	$3,298,359	$3,151,831

CABLE ONE, INC.

RECONCILIATIONS OF NON-GAAP MEASURES

(Unaudited)

	Three Months Ended March 31,
(dollars in thousands)	2020	2019	$ Change	% Change
Net income	$69,326	$38,739	$30,587	79.0%
Net profit margin	21.6%	13.9%

Plus: Interest expense	$18,674	$18,096	$578	3.2%
Income tax provision	6,460	12,664	(6,204)	(49.0)%
Depreciation and amortization	65,279	53,844	11,435	21.2%
Equity-based compensation	3,221	3,021	200	6.6%
Severance expense	-	163	(163)	(100.0)%
(Gain) loss on deferred compensation	(227)	175	(402)	(229.7)%
Acquisition-related costs	2,017	5,223	(3,206)	(61.4)%
(Gain) loss on asset sales and disposals, net	(5,621)	1,103	(6,724)	NM
System conversion costs	48	1,396	(1,348)	(96.6)%
Rebranding costs	268	510	(242)	(47.5)%
Other income, net	(1,734)	(1,802)	68	(3.8)%
Adjusted EBITDA	$157,711	$133,132	$24,579	18.5%
Adjusted EBITDA margin	49.1%	47.8%

Less: Capital expenditures	$64,757	$46,627	$18,130	38.9%
Capital expenditures as a percentage of net income	93.4%	120.4%
Capital expenditures as a percentage of Adjusted EBITDA	41.1%	35.0%

Adjusted EBITDA less capital expenditures	$92,954	$86,505	$6,449	7.5%

NM = Not meaningful.

	Three Months Ended March 31,
(dollars in thousands)	2020	2019	$ Change	% Change
Net cash provided by operating activities	$118,500	$104,378	$14,122	13.5%
Capital expenditures	(64,757)	(46,627)	(18,130)	38.9%
Interest expense	18,674	18,096	578	3.2%
Amortization of debt issuance costs	(1,106)	(1,118)	12	(1.1)%
Income tax provision	6,460	12,664	(6,204)	(49.0)%
Changes in operating assets and liabilities	34,919	549	34,370	NM
Increase in deferred income taxes	(20,108)	(7,102)	(13,006)	183.1%
(Gain) loss on deferred compensation	(227)	175	(402)	(229.7)%
Acquisition-related costs	2,017	5,223	(3,206)	(61.4)%
Severance expense	-	163	(163)	(100.0)%
System conversion costs	48	1,396	(1,348)	(96.6)%
Rebranding costs	268	510	(242)	(47.5)%
Other income, net	(1,734)	(1,802)	68	(3.8)%
Adjusted EBITDA less capital expenditures	$92,954	$86,505	$6,449	7.5%

NM = Not meaningful.

CABLE ONE, INC.

OPERATING STATISTICS

(Unaudited)

	As of March 31,		Change
(in thousands, except percentages and ARPU data)	2020	2019	Amount	%
Homes Passed	2,332	2,120	212	10.0%

Residential Customers	836	743	93	12.5%

Data PSUs	713	611	102	16.7%
Video PSUs	288	305	(17)	(5.5)%
Voice PSUs	102	97	5	4.8%
Total residential PSUs	1,103	1,013	90	8.9%

Business Customers	85	75	10	13.3%

Data PSUs	79	67	12	18.4%
Video PSUs	15	16	(1)	(4.0)%
Voice PSUs	35	29	6	21.5%
Total business services PSUs	129	111	18	16.1%

Total Customers	921	818	103	12.6%
Total non-video	617	501	116	23.1%
Percent of total	67.0%	61.2%

Data PSUs	793	678	114	16.9%
Video PSUs	303	321	(17)	(5.4)%
Voice PSUs	136	125	11	8.6%
Total PSUs	1,232	1,124	108	9.6%

Penetration
Data	34.0%	32.0%		2.0%
Video	13.0%	15.1%		(2.1)%
Voice	5.8%	5.9%		(0.1)%

Share of First Quarter Revenues
Residential data	48.3%	46.6%		1.7%
Business services	18.0%	16.9%		1.1%
Total	66.3%	63.5%		2.8%

ARPU - First Quarter
Residential data(1)	$72.86	$70.80	$2.06	2.9%
Residential video(1)	$96.75	$90.54	$6.21	6.9%
Residential voice(1), (2)	$40.07	$32.54	$7.53	23.1%
Business services(2), (3)	$226.78	$213.04	$13.74	6.4%

Note:	All totals, percentages and year-over-year changes are calculated using exact numbers. Minor differences may exist due to rounding.
(1)

Average monthly revenue per unit (“ARPU”) values represent the applicable quarterly residential service revenues (excluding installation and activation fees) divided by the corresponding average of the number of PSUs at the beginning and end of each period, divided by three, except that for any new PSUs added as a result of an acquisition occurring during the period, the associated ARPU values represent the applicable residential service revenues (excluding installation and activation fees) divided by the pro-rated average number of PSUs during such period.

(2)

The increases in residential voice and business services ARPU from the prior year were partially a result of certain passthrough fees that were historically reported on a net basis. Residential voice and business services ARPU for the first quarter of 2020 would have been $35.24 and $223.03, respectively, if reported on a comparable basis.

(3)

ARPU values represent quarterly business services revenues divided by the average of the number of business customer relationships at the beginning and end of each period, divided by three, except that for any new business customer relationships added as a result of an acquisition occurring during the period, the associated ARPU values represent business services revenues divided by the pro-rated average number of business customer relationships during such period.